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            CONSENT OF UNITED ENERGY DEVELOPMENT CONSULTANTS, INC.













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                                                                  Exhibit 24(b)





            CONSENT OF UNITED ENERGY DEVELOPMENT CONSULTANTS, INC. INDEPENDENT PETROLEUM ENGINEERING & GEOLOGICAL CONSULTING FIRM


UEDC, as an independent petroleum engineering and geological consulting firm, hereby consents to the use of its Geologic Evaluation, dated September 27, 1999, in the Registration Statement and any supplements thereto, including pre-effective and post-effective amendments, for the Atlas-Energy for the Nineties-Public #8, Ltd., and to all references to UEDC as having prepared such report and as an expert concerning such report.

UEDC, Inc.



/s/ Isaias Ortiz    9/27/99
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Isaias Ortiz        September 27, 1999
President           Pittsburgh, PA